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                                                                   Exhibit 10.14
May 22, 1998

Mr. Richard R. Clayton
Eastern Enterprises
9 Riverside Road
Weston, MA  02193

Dear Dick:

This letter will confirm the agreement between you and Eastern Enterprises ("Eastern") concerning your status with Eastern.

         1. Effective August 31, 1998, you hereby retire as an employee of Eastern and resign your position as president and chief operating officer of Eastern and as a member of any of its committees and the boards and committees of any of its affiliates and subsidiaries. The Compensation Committee has approved your retirement as contemplated by Eastern's supplemental executive retirement plan ("SERP").

         2. You will continue to serve as a Trustee of Eastern until the 1999 Annual Meeting of Shareholders although you may resign at any time. You shall receive no fees, retainers or other compensation for such service on the board.

         3. You will be entitled to receive a pro rata share (through August 31, 1998) of the 1998 incentive award which you would have been entitled to receive, but for your retirement, under the Executive Incentive Compensation Plan, as determined by the Compensation Committee.

         4. You will be entitled to receive a severance payment at the time of your retirement in an amount to be determined by the Compensation Committee in its discretion based on the value of your unvested stock options (other than options issued in 1998).

         5. Effective August 31, 1998, you hereby waive any and all rights under your employment agreement with Eastern, dated October 25, 1991, and your salary continuation agreement with Eastern, dated July 28, 1994.

         6. Commencing August 31, 1998, you will be retained as a consultant to Eastern, in which capacity you will render consulting services as requested by the Chairman and CEO of Eastern. The term of your engagement as a consultant hereunder shall be one year, ending August 31, 1999 (the "consulting period"). During the consulting period, you shall be available for 104 days of consulting work on a schedule agreed upon with the Chairman and CEO of Eastern. For this purpose, your time spent preparing for and attending meetings of the Board of Trustees shall be credited against your consulting commitment.

         7. During the consulting period, Eastern shall pay you for your consulting services at the annual rate of $208,000, ($17,333.33 payable monthly), plus reimbursement of reasonable expenses. You will also be provided with a laptop computer for your consulting work during the consulting period.

         8. All payments under paragraph 7 above shall be separate from and in addition to any benefits to which you may be entitled under Eastern's pension program, including the SERP, or other benefits available generally to retirees and former employees of Eastern.

If you agree to the terms set forth above, please sign both copies of this letter in the space provided for below, and return one fully-executed copy to me.

Reference is hereby made to the declaration of trust establishing Eastern Enterprises dated July 18, 1929, as amended, a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts. The name, "Eastern Enterprises" refers to the trustees under said declaration of trust as trustees and not personally, and no trustee, shareholder, officer or agent of Eastern Enterprises shall be held to any personal liability in connection with the affairs of said Eastern Enterprises, but the trust estate only is liable.

Sincerely,

EASTERN ENTERPRISES



By: /s/ J. Atwood Ives
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The foregoing is hereby accepted, agreed and confirmed.


By: /s/ Richard R. Clayton
    ------------------------
        Richard R. Clayton